PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (the **"Agreement"**) is made and entered into this 1st day of November, 2021 ("Effective Date") by and between **JEFFREY A. LEONARD** and **PATRICIA ANN LEONARD**, both citizens of the Commonwealth of Virginia (collectively, "**Seller 1**"), **AL-MARA FARM, INCORPORATED** a Virginia stock corporation ("**Seller 2**") (Seller 1 and Seller 2, sometimes collectively referred to herein as the "**Seller**"), and **SMITH-MIDLAND CORPORATION** ("**Purchaser**").

RECITALS:

A. Seller 1 is the owner of that certain real property located in Fauquier County, Virginia, containing approximately 1.51 acres of land consisting of present Fauquier County GPIN # 7900-63-0903, ("**Parcel 1**"). Seller 2 is the owner of that certain parcel of land located in Fauquier County, Virginia containing approximately 28.28 acres of land consisting of present Fauquier County GPIN # 7900-64-8311, ("**Parcel 2**"). Seller has agreed to sell the Property, together with all of Seller's interest in any buildings, structures and improvements of any kind associated therewith and located thereon, all rights of way, easements and privileges belonging thereto, ingress and egress agreements and/or property rights owned by Seller, and all contract rights associated therewith (all, together with Parcel 1 and Parcel 2 collectively hereafter referred to as the **"Property"**) to Purchaser.

B. Subject to the terms and conditions contained herein, Seller has agreed to sell, and Purchaser has agreed to buy, the Property as more particularly set forth herein.

NOW, THEREFORE, in consideration of the foregoing Recitals, each of which is incorporated into and made a part of this Agreement, the mutual covenants of Seller and Purchaser set forth below, and for other good and valuable consideration, the receipt and sufficiency of which each of the parties hereby acknowledges, Seller and Purchaser agree as follows:

1. **PURCHASE PRICE AND METHOD OF PAYMENT.**

A. The Purchase Price for Parcel 1 shall be Five Hundred Twenty-Five Thousand and 00/100 Dollars ($525,000.00) (the "**Parcel 1 Purchase Price**").

B. The Purchase Price for Parcel 2 shall be Two Million Seven Hundred Seventy-Five Thousand and 00/100 Dollars ($2,775,000.00) (the "**Parcel 2 Purchase Price**").

C. The total purchase price for both Parcel 1 and Parcel 2 shall be in the amount of $3,300,000.00 ("Total Purchase Price") and shall be paid by Purchaser in cash at settlement.

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2. **SETTLEMENT.**

A. Settlement to take place within fifteen (15) days of the Effective Date ("Closing Date"). Purchaser and Seller will select their own settlement company and each party will be responsible for all costs associated with their settlement company. Should Purchaser not settle by Closing Date and Seller is ready, willing and able to settle, this Agreement shall be null and void and neither party shall have any responsibility to the other whatsoever.

B. The Virginia Grantor's Tax, and the preparation of the deed(s) shall be the expense of the Seller. Title search and title insurance, all other recording taxes and fees, are to be the sole cost of the Purchaser. Each party is responsible for their own attorney fees.

C. Real Estate taxes shall be paid by seller for the property and shall be adjusted as of the date of Settlement. Any/all roll-back taxes will be the responsibility of the Purchaser. At Settlement, Seller shall execute and deliver to Purchaser a General Warranty Deed for the Property.

D. Purchaser shall deliver the cash payment due at Settlement to the settlement agent.

3. **TITLE.** Title to the Property will be good and marketable and shall be conveyed in fee simple and shall be insurable by a nationally recognized title insurance company of Purchaser's choice at normal rates.

4. **SELLER'S WARRANTIES AND REPRESENTATIONS.**

To the best of Seller's knowledge, Seller warrants and represents now and as of the date of Settlement as follows:

A. The Seller agrees to convey the above property **AS IS**, with a general warranty deed with the usual covenants of title.

B. Seller is the sole fee simple owner of the Property and Seller has the right to enter into this Agreement.

C. There are no threatened, pending or outstanding claims demands or actions against Seller or the Property which have or would have an adverse impact upon Seller's title to the Property.

D. Seller is not bound by and has not made or entered into any other agreement to sell the Property or any portion thereof to any other person or entity.

F. No portion of the Property is subject to any proffered conditions or other agreements with any governmental agency or other party affecting the use thereof.

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5. PURCHASER'S WARRANTIES AND REPRESENTATIONS.

A. Purchaser has the capacity and authority to execute this Agreement and perform the obligations of Purchaser under this Agreement

B. No consent or approval of any third party (including, without limitation any governmental authority) is or was required in connection with Purchaser's execution and delivery of this Agreement.

6. CONDEMNATION/EMINENT DOMAIN.

Seller shall promptly notify Purchaser if any condemnation or eminent domain proceedings shall be commenced by a competent public authority against all or any of the Property prior to the date of settlement.

7. ENTIRE AGREEMENT; AMENDMENTS.

This Agreement contains the entire agreement between Seller and Purchaser relating to the Property and supersedes all prior and contemporaneous negotiations, understandings and agreements, written or oral, between the parties. This Agreement shall not be amended or modified and no waiver of any provision hereof shall be effective unless set forth in a written instrument authorized and executed with the same formality as this Agreement.

8. RISK OF LOSS.

All risk of loss as a result of any exercise of the power of eminent domain or by reason of fire or other casualty with respect to the Property shall remain on Seller until delivery of the deed to the Property by Seller to Purchaser or his agent or representative at settlement.

9. NOTICES.

All notices required herein shall be in writing by courier or, prepaid, certified mail, return receipt requested to:

SELLER:	Mr. Jeffrey A. Leonard & Mrs. Patricia Ann Leonard **and** 5225 Catlett Road Midland, VA 22728	Al-Mara Farm Inc 5191 Germantown Road Midland, VA 22728
PURCHASER:	Smith-Midland Corporation 5119 Catlett Road P O Box 300 Midland, VA 22728	

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10. APPLICABLE LAW.

This Agreement shall be construed in accordance with the laws of or applicable to the Commonwealth of Virginia.

11. AGENTS AND COMMISSIONS.

A. Seller and Purchaser each warrant to the other that neither has dealt with any agent, broker or finder with respect to the transaction contemplated hereby except for CRES, Inc., who is representing the Seller.

B. In the event that any other claim for commission or finder's fee is brought by any person or entity as a consequence of the transaction contemplated hereby and as a result of any action or omission of either Seller or Purchaser, then Seller or Purchaser, as the case may be, shall hold harmless the other party against loss, cost and reasonable attorney's fees arising as a consequence of the other claim for the commission or fee.

12. NON-MERGER.

All of the rights, obligations, representations and warranties created by this Agreement shall survive settlement on the Property hereunder and shall not be merged into the Deed conveying the Property to Purchaser.

13. NON-FOREIGN AFFIDAVIT.

Seller agrees to execute at settlement an affidavit that it is a "non-foreign person" as defined by Section 1455 of the Internal Revenue Code. The form and substance of said affidavit shall be reasonably acceptable to the settlement agent.

14. MISCELLANEOUS.

A. Purchaser and Seller shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purposes of this Agreement.

B. This Agreement may be executed in two (2) or more counterparts, each of which shall constitute one and the same instrument.

C. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provisions shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. This Agreement shall and shall inure to the

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benefit of and be binding upon the Seller, Purchaser, and each of their respective heirs, successors and assigns.

D. This Agreement may not be amended except by an instrument in writing signed by both Purchaser and Seller.

E. In any action or proceeding to enforce any term or provision of this Agreement, the prevailing party in any such action or proceeding shall be entitled to recover from the other party all of the prevailing party's reasonable costs and expenses of such action or proceeding, including the prevailing party's actual attorney's fees.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first hereinabove written.

WITNESS the following signatures and seals:

SELLER 1:

Date: 11/1/21 ________ (SEAL)
Jeffrey A. Leonard

Date: 11/1/21 ________ (SEAL)
Patricia Ann Leonard

SELLER 2:
AL-MARA FARM, INCORPORATED a Virginia stock corporation

Date: 11/1/21 By: ________ Pres (SEAL)
Name: Jeffrey A. Leonard, President
Title:

PURCHASER:
Smith-Midland Corporation

Date: 11/1/21 By: ________ (SEAL)
President + CEO

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